Exhibit 10.3

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT, dated as of September 5, 2025, by and among Remora Capital Management, LLC (the “Investment Manager”), a Delaware limited liability company, Remora Capital Corporation, a Maryland corporation (the “Company”) and Crescent Capital Group LP (the “Investment Sub-Adviser”).

WHEREAS, the Investment Manager has agreed to furnish investment advisory services to the Company, which intends to elect to operate as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Manager wishes to engage the Investment Sub-Adviser to furnish advisory services to the Company and the Investment Sub-Adviser has agreed to furnish such services to the Company; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Investment Sub-Adviser agrees, as more fully set forth herein, to act as an investment adviser to the Company with respect to the investment of certain of the Company’s assets and the purchase of certain assets for and the sale of certain assets held in the investment portfolio of the Company.

2. Duties and Obligations of the Investment Sub-Adviser with Respect to Investment of Certain Assets of the Company.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board of Directors”), the Investment Sub-Adviser shall act as an investment adviser to the Company and to manage the investment and reinvestment of certain assets of the Company. Without limiting the generality of the foregoing, the Investment Sub-Adviser shall, during the term and subject to the provisions of this Agreement, (i) manage certain of the Company’s assets in accordance with its investment objectives, policies and restrictions; (ii) identify, evaluate and negotiate the structure of certain investments made by the Company; (iv) execute, close, service and monitor such investments that the Company makes; (v) propose certain securities and other assets for the Company to acquire, retain or sell; (vi) perform due diligence on prospective portfolio companies; (vii) exercise voting rights in respect of certain portfolio securities and other investments for the Company; (viii) serve on and exercise observer rights for, boards of directors and similar committees of the Company’s portfolio companies; and (ix) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The parties acknowledge and agree that the Investment Sub-Adviser may rely on the written direction of the Investment Manager with respect to any consents or other directions to be provided by the Company under this Agreement. Nothing contained herein shall be construed to restrict the Company’s right to retain additional sub-investment advisors or hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s shares.

(b) Unless otherwise agreed by the parties and as provided in this Agreement, the Investment Manager will have full and absolute discretion over the investment and disposition of investments by the Company. The Investment Sub-Adviser may present investment opportunities to the Investment Manager for potential investment by the Company (each, an “Offer”). Any such Offer shall include the maximum purchase price and material economic terms (for which purpose an executed term sheet, setting forth sufficiently detailed economic and legal terms, shall be deemed sufficient) of such opportunity. In addition, each Offer will include the deadline for the Investment Manager to respond, which deadline shall be at least five (5) business days following the receipt of such Offer by the Investment Manager. Upon receipt of an Offer, the Investment Manager shall return to Investment Sub-Adviser a writing (which may be by email) setting forth such portion of the opportunity, if any, the Investment Manager seeks to invest, on behalf of the Company. Unless such deadline is extended by the Investment Sub-Adviser, any Offer in respect of which the Investment Manager does not respond by the applicable deadline shall be deemed to have been rejected by the Investment Manager.

(c) In the performance of its duties under this Agreement, the Investment Sub-Adviser shall

(i) provide the Investment Manager with information, analysis and recommendations with respect to each Offer and/or such other information, analysis and recommendations as reasonably requested from time to time by the Investment Manager in connection with the Investment Manager’s evaluation of an Offer on behalf of the Company, including: (i) basic obligor and investment information; (ii) the Investment Sub-Adviser’s or its affiliates’ investment committee approval memorandums (which may be provided in redacted form to the extent of any information that the Investment Sub-Adviser deems confidential therein); and (iii) loan documentation (including principal credit or loan agreements and other principal documentation, together with all amendments, waivers and modifications thereof) and loan files; and

(ii) in connection with the acceptance by the Investment Manager of an Offer, provide available documentation and facilitate the investment by the Company, including: (A) arranging for the preparation, execution and delivery of credit agreements, or loan assignments as applicable, and other related documentation and information necessary to acquire or transfer ownership of an investment pursuant to an Offer; (B) making all arrangements and obtaining or providing such information as is necessary for the funding of an investment and the payment of principal, interest and other amounts due to the Company in respect of such Offer; and (C) using reasonable efforts to ensure that the Company receives its respective pro rata share of any original issue discount, commitment, agency, closing, amendment, waiver and similar fees in respect of investment pursuant to an Offer upon initial investment and for as long as the Company holds such investment;

(d) In the performance of its duties under this Agreement, the Investment Sub-Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Amendment and Restatement and the Bylaws of the Company, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s Registration Statement on Form 10 or Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, including in the periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder; and (v) any policies and determinations of the Board of Directors of the Company and/or the Investment Manager that are provided in writing to the Investment Sub-Adviser. The Investment Manager shall promptly update the Investment Sub-Adviser with respect to any changes with respect to subsections (iii) through (v) of this Section 2(d) and, until such time as the Investment Sub-Adviser has received notice of such changes, the Investment Sub-Adviser shall not be liable, and shall be indemnified by the Company and the Investment Manager, for any actions taken with respect to the Company's assets that would be affected by such changes.

(e) The Investment Sub-Adviser will seek to provide qualified personnel to fulfill its duties hereunder and will bear all costs and expenses incurred in connection with its investment advisory duties hereunder that do not otherwise qualify as Company expenses pursuant to Section 2(c) of that certain Investment Management Agreement, by and between the Company and the Investment Manager, dated as of September 5, 2025 and Section 4(b) of that certain Administration Agreement, by and between the Company and the Investment Manager, dated as of September 5, 2025. For the avoidance of doubt, the Investment Sub-Adviser shall not be responsible for, and each of the Company and the Investment Manager will bear, respectively, all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Investment Sub-Adviser pursuant to this Agreement, including all such expenses set forth in Section 2(c) of that certain Investment Management Agreement, by and between the Company and the Investment Manager, dated as of September 5, 2025 and Section 4(b) of that certain Administration Agreement, by and between the Company and the Investment Manager, dated as of September 5, 2025.

(f) The Investment Sub-Adviser shall give the Company the benefit of its professional judgment and effort in rendering services hereunder, but neither Investment Sub-Adviser nor any of its officers, directors, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Company in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Company may have which may not be waived under applicable law.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Investment Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Sub-Adviser will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Investment Sub-Adviser’s obligations under this Agreement. Nothing in this Agreement shall prevent the Company or the Investment Manager from engaging, and the Company and the Investment Manager shall have the right to engage, any other investment adviser or investment sub-adviser.

4. Expenses. During the term of this Agreement, the Investment Sub-Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees. The Investment Sub-Adviser will bear all costs, fees and expenses related to the Investment Sub-Adviser obtaining a co-investment relief order from the SEC.

5. Compensation of the Investment Sub-Adviser. The Investment Sub-Adviser, for its services to the Company, will be entitled to receive a management fee computed in accordance with Exhibit A (the “Management Fee”).

6. Indemnification. The Investment Sub-Adviser (and its officers, managers, members of the board, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Sub-Adviser) shall not be liable to the Investment Manager or the Company for any action taken or omitted to be taken by the Indemnified Parties (as defined below) in connection with the performance of any of the Investment Sub-Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Investment Sub-Adviser (and its officers, managers, members of the board, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Sub-Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its shareholders) arising out of or otherwise based upon the performance of any of the Investment Sub-Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Investment Sub-Adviser’s duties or by reason of the reckless disregard of the Investment Sub-Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

7. Representations and Warranties.

(a) Representations and Warranties of the Investment Manager. The Investment Manager hereby represents and warrants to the Investment Sub-Adviser that:

(i) the Investment Manager has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

(ii) this Agreement has been duly and validly executed and delivered by the Investment Manager and constitutes a valid and binding agreement of the Investment Manager, enforceable against it in accordance with its terms.

(iii) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Investment Manager is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of the Investment Manager, threatened against the Investment Manager or any of its affiliates which would reasonably be expected to materially adversely affect the ability of the Investment Manager to perform its obligations hereunder.

(v) the Investment Manager is registered as an investment adviser with the SEC and has obtained all authorizations, consents, approvals, licenses and clearances of all courts, governmental agencies and authorities, and any other person, if any, required for the Investment Manager to enter into this Agreement and to perform its obligations hereunder.

(vi) the Investment Manager shall conduct its investment management activities relating to the Company in all material respects in compliance with applicable law, including, for the avoidance of doubt, Rule 206(4)-7 under the Advisers Act.

(vii) the Investment Manager shall cause the Company to fund each investment opportunity subject to an accepted Offer, subject to the acceptance of an Offer by the Investment Manager as provided for in Section 2(b), by reserving or otherwise providing for the funding of such investment opportunity in an amount up to the maximum amount set forth in the Offer.

(viii) the Investment Manager shall provide prompt notice to the Investment Sub-Adviser about developments relating to the Investment Manager or the Company of which the Investment Manager has knowledge that would materially affect the Company, the ability of the Investment Manager to perform its obligations under the Investment Management Agreement with the Investment Manager or the ability of the Investment Sub-Adviser to perform its obligations under this Agreement.

(b) Representations and Warranties of the Company. The Company hereby represents and warrants to the Investment Sub-Adviser that:

(i) the Company has been duly formed and is validly existing in good standing as a corporation under the laws of the State of Maryland with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

(ii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

(iii) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Company is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its affiliates which would reasonably be expected to materially adversely affect the ability of the Company to perform its obligations hereunder.

(c) Representations and Warranties of the Investment Sub-Adviser. The Investment Sub-Adviser hereby represents and warrants to the Investment Manager that:

(i) the Investment Sub-Adviser has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

(ii) this Agreement has been duly and validly executed and delivered by the Investment Sub-Adviser and constitutes a valid and binding agreement of the Investment Sub-Adviser, enforceable against it in accordance with its terms.

(iii) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Investment Sub-Adviser is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of the Investment Sub-Adviser, threatened against the Investment Sub-Adviser or any of its affiliates which would reasonably be expected to materially adversely affect the ability of the Investment Sub-Adviser to perform its obligations hereunder.

(v) the Investment Sub-Adviser is registered as an investment adviser with the SEC and has obtained all authorizations, consents, approvals, licenses and clearances of all courts, governmental agencies and authorities, and any other person, if any, required for the Investment Sub-Adviser to enter into this Agreement and to perform its obligations hereunder.

(vi) the Investment Sub-Adviser shall conduct its investment management activities relating to the Company in all material respects in compliance with applicable law, including, for the avoidance of doubt, Rule 206(4)-7 under the Advisers Act.

(vii) the Investment Sub-Adviser shall provide prompt notice to the Investment Manager about developments relating to the Investment Sub-Adviser of which the Investment Sub-Adviser has knowledge that would materially affect the Company, the ability of the Investment Manager to perform its obligations under the Investment Management Agreement with the Investment Manager or the ability of the Investment Sub-Adviser to perform its obligations under this Agreement.

8. Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Company, (ii) by the vote of the Company’s Board of Directors, (iii) by the Investment Manager, or (iv) by the Investment Sub-Adviser. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Investment Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Investment Sub-Adviser shall be entitled to any amounts owed under Section 5 through the date of termination or expiration.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9. Notices. Any notice or other communication given under this Agreement shall be deemed to have been given if given in writing (including email or other electronic means) addressed as provided below or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor, and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

To RCM:	Daniel Mafrice Chief Executive Officer & Managing Partner Remora Capital Partners 3200 West End Ave., Suite #500 Nashville, TN 37203 Phone: Fax: Email:

To the BDC:	Daniel Mafrice Chief Executive Officer Remora Capital Corporation 3200 West End Ave., Suite #500 Nashville, TN 37203 Phone: Fax: Email:

To Investment Sub-Adviser:	Crescent Capital Group LP Attn: George Hawley 11100 Santa Monica Blvd., Ste. 2000 Los Angeles, CA 90025 Telephone: Email:

10. Amendment of this Agreement. This Agreement may be amended by the consent of all parties, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

14. Independent Contractor Status. In rendering services for the Investment Manager and the Company, the Investment Sub-Adviser is at all times serving as an independent contractor. Nothing in this Agreement shall be, construed to make or render either party or any of its officers, agents, or employees an employee of, or joint venture of or with the other for any purpose whatsoever, including participation in any of benefits or privileges given or extended by the Investment Manager to its employees. No right or authority is granted to Investment Sub-Adviser or its personnel to assume or to create any obligation or responsibility express or implied, on behalf of or in the name of the Investment Manager and the Company except as expressly authorized in this Agreement or another writing by the Investment Manager, the Company and the Investment Sub-Adviser.

15. Confidentiality. Subject to applicable legal requirements, all information concerning the operation and investments of the Investment Manager and the Company, on the one hand, and concerning the operation of the Investment Sub-Adviser, on the other hand (collectively “Confidential Information”), shall be kept in strict confidence by the parties hereto both before and after the termination of the Agreement and each party shall not disclose Confidential Information to any third party, other than (i) the Investment Sub-Adviser, (ii) the Investment Manager, (iii) the Company, (iv) service providers employed by the Investment Sub-Adviser, the Investment Manager or the Company, including in connection with the management, custody, brokerage and administration of the assets of the Company, (v) as required by law or legal process or (vi) in any proceeding between the Investment Manager, the Company and/or the Investment Sub-Adviser. The Investment Sub-Adviser agrees to allow the Investment Manager and the Company to disclose information about the Investment Sub-Adviser and its engagement as the Investment Sub-Adviser hereunder in the Company’s marketing materials and offering documents, to prospective investors and as required by applicable law; provided, that, the Investment Manager and/or the Company, as applicable, shall provide all such marketing materials and offering documents to the Investment Sub-Adviser at least a reasonable period of time in advance of use thereof, for Investment Sub-Adviser’s review and approval. The parties hereto agree that irreparable damage would occur if the provisions of this Section 15 were breached. It is accordingly agreed that the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 15 and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Investment Manager, the Company and the Investment Sub-Adviser. This Agreement is not intended to, and shall not, convey any rights to persons not a party to this Agreement, other than each person entitled to indemnification hereunder, and their respective successors and permitted assigns, and the Company, the Investment Manager and the Investment Sub-Adviser, as the Investment Sub-Adviser of the Company, with respect to any rights or benefits conferred thereto, each of whom shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person's express written consent.

17. Survival. The provisions of Sections 2(e), 6, 11 and 16 of this Agreement shall survive the termination of this Agreement. The provisions of Section 5 hereof shall survive with respect of fees due and payable as of the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

REMORA CAPITAL CORPORATION

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer

REMORA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer

CRESCENT CAPITAL GROUP LP

By:	/s/ Ray Barrios
Name: Ray Barrios
Title: Managing Director

By:	/s/ George P. Hawley
Name: George P. Hawley Title: General Counsel

Exhibit A

Fee Schedule

The Company shall pay the Investment Sub-Adviser, in arrears, a quarterly sub-advisory fee (the “Management Fee”) as set forth below, computed by the Investment Sub-Adviser using the Aggregate Investment Value (as defined below) as of the end of each calendar quarter.

Aggregate Investment Value	COMPENSATION
Less than $300,000,000	0.50% per annum
$300,000,000 or more and less than $750,000,000	0.45% per annum
$750,000,000 or more	0.40% per annum

“Aggregate Investment Value” means, as of any particular date, the aggregate value of all Crescent Investment Opportunities (as defined below) held by the Company or a subsidiary of the Company as of such date, as determined by the Board of Directors of the Company (or its valuation designee), which determination may incorporate valuation information provided by the Investment Sub-Adviser; provided that, for purposes of the Management Fee calculation, the value of any particular investment shall not exceed the outstanding principal balance of such investment as of such date.

“Crescent Investment Opportunities” means senior secured loans to middle-market companies with headquarters in the United States and Canada identified, sourced and/or originated by the Investment Sub-Adviser and its affiliates, including investment vehicles managed and controlled by the Investment Sub-Adviser.

Computation

Subject to the receipt of any requested information pursuant to the third paragraph below, as soon as practicable after the end of each calendar quarter, the Investment Sub-Adviser shall send to the Investment Manager a calculation (the “Calculation”) in reasonable detail of the Management Fee for the calendar quarter that ended as of the close of business of the last day of such calendar quarter. The Investment Manager may approve or disapprove of the Calculation within ten (10) business days of its receipt. In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Company shall pay the fee to the Investment Sub-Adviser. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The Management Fee shall be calculated at the end of each calendar quarter by multiplying (i) the applicable annual rate set forth in the schedule above by (ii) the Aggregate Investment Value, as defined above, determined as of the close of business on the last business day of such calendar quarter, and multiplying the result by (iii) a fraction, the numerator of which is the number of calendar days in the quarter and the denominator of which is the number of calendar days in the year. The fee shall be payable quarterly in arrears by the Company to the Investment Sub-Adviser. If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated by applying the formula above based on the number of days elapsed in the quarter through the effective date of termination. As soon as practicable following the effective date of such termination, the Investment Sub-Adviser shall deliver to the Investment Manager a Calculation in reasonable detail of the prorated Management Fee.

For the avoidance of doubt, the computation obligations of the Investment Sub-Adviser set forth herein shall not subrogate or otherwise modify the Company’s Board of Directors’ (or its valuation designee’s) ultimate authority and responsibility to determine the valuation of the Company’s assets, including the Crescent Investment Opportunities, and the Investment Sub-Adviser shall not bear any responsibility or liability for determining or approving the final valuation of any assets of the Company, including the Crescent Investment Opportunities.

The Investment Manager agrees to use commercially reasonable efforts to promptly accommodate reasonable requests for information by the Investment Sub-Adviser from the Investment Manager or the Custodian relating to the current assets of the Company and the values ascribed thereto by the Board (or its valuation designee) to assist the Investment Sub-Adviser in calculating the Management Fee for any particular period. For the avoidance of doubt, the Board (or its valuation designee) shall be fully responsible for determining the final valuation of the Company’s assets, including the Crescent Investment Opportunities, and the Investment Sub-Adviser shall not bear any responsibility or liability for determining or approving the final valuation of any assets of the Company, including the Crescent Investment Opportunities.